Exhibit 99.1

Section 13(r) Disclosure

The disclosure reproduced below was initially included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission by BlackRock, Inc. ("BlackRock") with respect to its fiscal year ended December 31, 2025, in accordance with Section 13(r) of the Securities Exchange Act of 1934, as amended, in regard to Malaysia Airport Holdings Berhad. Malaysia Airport Holdings may be, or may have been at the time considered to be, an affiliate of BlackRock, and may be, or may have been at the time considered to be, an affiliate of iShares Gold Trust (the "Trust"). Neither the Trust nor the Sponsor independently verified or participated in the preparation of the disclosure reproduced below.

BlackRock included the following disclosure in its Annual Report on Form 10-K for the year ended December 31, 2025:

Certain funds and entities affiliated with Global Infrastructure Management, LLC, a consolidated subsidiary of the Company, obtained a minority non-controlling interest in Malaysia Airport Holdings Berhad in March 2025. Malaysia Airport Holdings Berhad is the operator of Kuala Lumpur International Airport (KUL) and 38 other airports in Malaysia, as well as Sabiha Gokcen International Airport (SAW) in Istanbul, Turkey.

Malaysia Airport Holdings Berhad provided the below information in connection with activities during the fiscal year ended December 31, 2025. We have not independently verified this information or confirmed whether activities contained therein are subject to the Iran Threat Reduction and Syria Human Rights Act of 2012.

Malaysia Airport Holdings Berhad informed the registrant that in November 2025, Iran Airtour launched flights to one airport that Malaysia Airport Holdings Berhad operates. Malaysia Airport Holdings Berhad does not track profits specifically attributable to these activities.

This disclosure does not relate to any activities conducted directly by the registrant and relates solely to activities conducted by Malaysia Airport Holdings Berhad.